As filed with the Securities and Exchange Commission
                                On June 25, 2001
                                  Registration
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                FONAR CORPORATION
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                             3845
(State or other jurisdiction of                     Primary Standard Industrial
incorporation or organization)                      Classification Code Number

                                   11-2464137
                      (I.R.S. Employer Identification No.)

                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
 ------------------------------------------------------------------------------
               (Address, including zip code, and telephone number
                  of registrant's principal executive offices)

                            Raymond V. Damadian, M.D.
                                FONAR CORPORATION
                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929

 ------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:

                              Henry T. Meyer, Esq.
                                FONAR Corporation
                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
                            ------------------------

                  Approximate date of commencement of proposed
                              sale to the public:

     As soon as practicable after the effective date of this Registration Statement If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                    Proposed        Proposed
Title of                             maximum         maximum
each class             Amount       offering        aggregate       Amount of
of securities          to  be        price          offering       registration
to be registered     registered     per unit         price             fee
----------------     ----------     --------     -------------     ------------
Common Stock
Underlying
Debentures (1)        6,940,499       Varies     $4,500,000.00       $1,125.00


Common Stock
Underlying
Purchase
Warrants  (2)           959,501       $1.801     $1,728,061.30         $432.02


Common Stock
Underlying            2,000,000        $1.61     $3,220,000.00         $805.00
Callable
Warrants  (3)


Total                 9,900,000        -----     $9,448,061.30       $2,362.02


         1)       Pursuant to Rule 457, Subsection (i) and subsection (g)
         2)       Pursuant to Rule 457, Subsection (g)
         3)       Pursuant to Rule 457, Subsection (c);
                  Specified date: June 19, 2001


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8 (a), may determine.

                                   PROSPECTUS

                                9,900,000 Shares

                                FONAR CORPORATION

                                  Common Stock

     This prospectus will allow us to issue common stock to the owners of our 4% convertible debentures due June 30, 2002, purchase warrants and callable warrants if the owners elect to exercise their options to convert or exercise. This prospectus will also allow the owners to resell the shares. Since the owners will be able to exercise their rights up to June 30, 2002 under the debentures, up to May 24, 2006 under the purchase warrants and up to May 24, 2004 under the callable warrants, the common stock may be issued over time. This means

- we will provide a prospectus supplement as required to update material information contained in this prospectus; and

- you should read this document and any prospectus supplement carefully before you invest.

- The conversion price for the debentures and the exercise price for the purchase warrants are fixed. The proceeds we would receive if the owners elect to buy the common stock are shown below. Neither we nor the owners will have to pay any commissions on debenture conversions or warrant exercises.

                            Maximum No.        Per Share         Maximum
         Security           of Shares             Price          Proceeds
         -----------        -----------        ---------        ----------

         Convertible         2,198,339           $2.047         $4,500,000
         Debenture

         Purchase              959,501           $1.801         $1,187,761
         Warrant

     The exercise price for the callable warrants will change at the beginning of each calendar month and be equal to the average closing bid price of Fonar's common stock for the prior calendar month. Assuming for the purpose of illustration that the callable warrants are exercised at $1.66 per share, which was the closing bid price for the common stock on June 15, 2001, we would receive proceeds as shown below:

                            Maximum No.        Per Share         Maximum
         Security           of Shares             Price          Proceeds
         -----------        -----------        ---------        ----------

         Callable
         Warrants            2,000,000           $1.66          $3,320,000

     Even if the debentures are not converted because the market price for the common stock is less than the conversion price for the debentures, we would still have the option of paying the debentures in common stock rather than cash. In this case, however, the common stock would be valued at a much lower price, at the lesser of a) 90% of the average of the four lowest closing bid prices during the preceding calendar month or b) the average of the four lowest closing bid prices during the preceding calendar month less $0.125. Assuming that we were paying the $4.5 million principal in debentures today according to that formula, the common stock required to be issued would be as follows:

                            Maximum No.        Per Share         Maximum
         Security           of Shares             Price          Proceeds
         -----------        -----------        ---------        ----------

         Convertible
         Debenture           3,435,115           $1.31          $4,500,000

     An investment in our common stock is subject to a high level of risk and you should carefully read and consider the risk factors described in this prospectus, see "RISK FACTORS".

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect to pay expenses in this offering of approximately $78,000.

     On June 15, 2001, the closing price for our common stock (Symbol: FONR) was $1.67 per share, as reported by Nasdaq. Our common stock is traded on the Nasdaq SmallCap Market.

                  The date of this prospectus is June 25, 2001

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS...........................................................

ABOUT FONAR.....................................................................

RISK FACTORS....................................................................

FORWARD-LOOKING STATEMENTS......................................................

USE OF PROCEEDS.................................................................

PLAN OF DISTRIBUTION ...........................................................

LEGAL MATTERS...................................................................

EXPERTS.........................................................................

INDEMNIFICATION ................................................................

WHERE YOU CAN FIND MORE INFORMATION.............................................


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may from time to time issue any number of the shares of our common stock upon the conversion of the debentures or the exercise of the warrants up to a total of 9,900,000 shares.

     The number of shares being registered, by the terms of the agreements with the Tail Wind Fund is two times the number of shares necessary to pay the debentures at the lower of the market price, as computed under the agreements or conversion price, plus the number of shares underlying the warrants.

     Periodically, we expect to provide a prospectus supplement that will add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the common stock offered under this prospectus. The registration statement can be read at the Securities and Exchange Commission's web site or at the Securities and Exchange Commission offices mentioned below under the heading "Where You Can Find More Information."

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not constitute an offer to sell any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.


                             ABOUT FONAR CORPORATION

     At, Fonar we design,  manufacture  and market  magnetic  resonance  imaging
(MRI) scanners. MRI scanners use magnetic fields to generate images of organs, bones and tissue inside the human body. The MRI scanner uses a magnetic field which causes the hydrogen atoms in tissue to align. When the magnetic force is withdrawn, the atoms fall out of alignment emitting radio signals as they do. The speed at which the atoms fall out of alignment, or "relaxation time" and radio signals vary depending on the type of tissue and whether any pathology is present. The radio signals provide the data from which the scanner's computers generate an image of the body part being scanned. Our address is 110 Marcus Drive, Melville, New York 11747, our telephone number there is (631) 694-2929 and our Internet address is http://www.fonar.com.

     Fonar offers the following MRI scanners: the Stand-Up, also called Indomitable (TM), QUAD (TM), Fonar-360 (TM) and Echo (TM). The Pinnacle (TM) MRI, a work-in-progress, recently received FDA clearance to market on June 6, 2001.

     The Stand-Up allows patients to be scanned while standing, sitting or reclining. We believe that the Stand-Up is the first and presently only MRI scanner in which this is possible. This means that any abnormality or injury, such as a slipped disc, will be able to be scanned under full weight-bearing conditions, or, more often than not, in the position in which the patient experiences pain. An elevator built into the floor brings the patient to the desired height in the scanner. An adjustable bed allows the patients to stand, sit or lie on their backs, sides or stomachs, at any angle.

     In the future, the Stand-Up may also be useful for MRI directed surgical procedures and could be particularly useful in trauma centers where a quick MRI screening within the first critical hour of treatment would greatly improve the patient's chances for survival and complete recovery.

     The Fonar 360 is an enlarged room sized magnet in which the floor, ceiling and walls of the room are part of the magnet frame. Consequently, this scanner allows 360 degree access to the patient. Physicians and family members are able to actually enter the scanner and approach the patient. The Fonar 360 is presently marketed as a diagnostic scanner and is sometimes referred to as the Open Sky MRI. The walls can be decorated with panoramic murals and the entire scan room can be decorated to be incorporated into the pictured landscape.

     In the future, we may also further develop the Fonar 360 to function as an operating room. We sometimes refer to this version of the Fonar 360 as the OR-360. The room sized magnet and 360 degree access to the patient would permit surgical teams to walk into the magnet and perform surgery on the patient inside the magnet. The MRI image could be obtained during surgery to guide the surgeon in the surgery. Surgical instruments, needles, catheters, endoscopes and the like could be introduced directly into the patient's body and guided to the right location by means of the MRI image. For example, chemotherapy or radiation in a cancer case could be delivered directly to the malignant tumor. The challenges in converting the Fonar-360 to an actual operating room include designing instruments and support equipment which can be used in a magnetic field and conforming the OR-360 to operating room standards for the surgeries in question.

     The QUAD scanner is open on four sides, thereby allowing access to the scanning area from four sides. We believe the QUAD (TM) 12000 MRI scanner was the first "open" MRI scanner with a high field magnet. The QUAD (TM) 7000 is similar in design to the QUAD 12000 but uses a smaller lower field magnet.

     We are also developing the "Pinnacle" (TM) which is a superconductive version of our open iron frame magnet. The Pinnacle received FDA clearance on June 6, 2001.

     Fonar also offers a low cost, low field open MRI scanner, the Echo (TM).

     In addition to manufacturing MRI scanning systems, we formed a subsidiary, Health Management Corporation of America, which we sometimes call HMCA, in 1997 to engage in the business of managing imaging facilities and medical practices. HMCA provides and supervises the non-medical personnel for the clients at their sites. At HMCA we also provide our clients centralized billing, collection, marketing, advertising, accounting and financial services. We also provide office equipment and furnishing, consumable supplies and in some cases the office space used by our clients. Almost all of HMCA's client professional corporations are owned by Fonar's founder, President and Chairman of the Board, Dr. Raymond V. Damadian.

NASDAQ Symbol..............FONR

Risk Factors...............An  investment  in our stock is high risk You  should carefully consider the risk factors in this prospectus before deciding whether to purchase the shares offered. See "Risk Factors."

     This summary is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus.


                                  RISK FACTORS

     An investment in Fonar is highly speculative and subject to a high degree of risk. Therefore, you should carefully consider the risks discussed below and other information contained in this prospectus before deciding to invest in shares of our common stock.

1. We have and continue to experience significant losses.

     For the fiscal years ended June 30, 2000 and June 30, 1999, we experienced net losses of $10.96 million and $14.22 million respectively and net operating losses of $16.43 million and $15.61 million respectively. For the nine months ended March 31, 2001, we experienced a net loss of $9.7 million and an operating loss of $10.8 million. We have been able to fund our losses to date from the $128.7 million judgment, net $77.2 million after attorney's fees, received from General Electric Company in 1997 for patent infringement and from other patent litigation settlements with other competitors, the terms of which agreements are required to be kept confidential. As of March 31, 2001, however, our balance sheet shows approximately $10.3 million in cash or cash equivalents and $7.6 million in marketable securities out of total current assets of $40.1 million. We believe that we will be able to reverse our operating losses with the introduction into the marketplace of our new MRI scanners and from the operating income generated by our subsidiary HMCA. HMCA operating income was $3.12 million in fiscal 1999, $2.48 million in fiscal 2000 and $2.2 million for the first nine months of fiscal 2001. There can be no assurance, however, that we can reverse our operating losses.

2. Fonar is dependant on the success of its new products to become profitable.

     Our ability to generate future operating profits will depend on our ability to market and sell our new lines of MRI products. The Stand-Up MRI, also called "Indomitable(TM), Fonar 360(TM) and Echo scanners have all been recently introduced into the market. Although we are optimistic that these scanners' features will make them competitive, there can be no assurance as to the degree or timing of market acceptance of these products. Revenues from the sales of QUAD(TM) scanners, introduced in 1995, have not been sufficient to date to generate operating profits. The product we are currently promoting most vigorously is the Stand-Up MRI. We believe the Stand-Up MRI is the most promising because it enable scans to be performed on patients in weight bearing positions, such as sitting or standing. The market for the Stand-Up, which received FDA clearance in October 2000, is still largely untested. The following chart shows the revenues attributable to each model between October 1, 2000 and March 31, 2001. Please note that we recognize the revenue on scanner sales on a percentage of completion basis. This means we book revenue not as money is received or sales are made, but as the scanner is built. Consequently, the revenues for a fiscal period do not necessarily relate to the orders placed in that period.

                Model                    Revenues Recognized
                ---------                -------------------
                Stand-Up                    $   990,700
                Fonar 360                             0
                QUAD                        $ 1,798,645
                Echo                        $   328,950

3. We must compete in a highly competitive market against competitors with greater financial resources than we have.

     The medical equipment industry is highly competitive and characterized by rapidly changing technology and extensive research and development. The market demand for a continuing supply of new and improved products requires that we be engaged continuously in research and development. New products also require continuous retooling or at least modifications to our manufacturing facilities, and our sales and marketing force must continuously adjust to new products and product features. This is highly expensive and companies with substantially greater financial resources than we have engage in the marketing of magnetic resonance imaging scanners which compete with the Company's scanners. Competitors include large, multinational companies or their affiliates such as General Electric Company, Siemens A.G., Picker International, Philips N.V., Toshiba Corporation, Hitachi Corporation and Shimadzu Corporation. There can be no assurance that Fonar's products will be able to successfully compete with products of its competitors.

4. The success of some of the businesses purchased by HMCA depends on the continued employment of the former owners of those businesses.

     The businesses acquired by HMCA are essentially service organizations whose continued success depends on retaining and developing existing business relationships. These relationships are often heavily dependant on the personal efforts of key persons in the acquired company or medical practices managed by the acquired company. HMCA has sought to retain these key people through employment agreements which include both noncompetition covenants and financial incentives. Nevertheless, there can be no assurance that these key people will remain as employees or produce results sufficient to make the acquired companies profitable.

5. HMCA'S profitability depends on its ability to successfully perform billing and collection services for its clients.

     HMCA performs billing and collection services for the medical practices and MRI facilities it manages. The viability of HMCA's clients and their ability to remit management fees to HMCA depends on HMCA's ability to collect the clients' receivables. Collectibility of these receivables can be adversely affected by the longer payment cycles and rigorous informational requirements of some insurance companies or other third party payors. Proper authorizations, referrals and confirmation of coverage for patients, as well as issues of medical necessity, need to be addressed prior to the rendering of service to assure prompt payment of claims. HMCA believes it is properly addressing billing and collection requirements and issues for its clients and that its collection rates are good. Nevertheless, the regulations and requirements applicable to medical billing and collections could change in the future and result in reduced or delayed collections. Approximately 97% of the receivables billed and collected by HMCA are from professional corporations owned by Raymond V. Damadian.

6. Capitated insurance programs could adversely affect HMCA's clients by shifting a part of the financial responsibility for patient care to the medical providers.

     Certain HMO's and insurers have instituted managed care programs where the physician or physician group is paid on a capitated basis. Under these plans, the physician is not paid according to the services provided, but is paid a fixed monthly fee per patient, which in HMCA's experience is based on age and gender. Currently, approximately 12.3% of HMCA's clients' revenues are from capitated programs. Under capitated insurance programs, the physician or physician practice in effect bears some of the risk in the event a patient requires extensive treatment. In the event that HMCA's client primary care practices experience a shortfall between the capitated payments and the cost of providing services, the ability of those practices to pay for HMCA's services may be impaired.

7. The profitability of HMCA could be adversely affected if medical insurance reimbursement rate change.

     HMCA receives substantially all of its revenue from medical practices and providers of MRI services. Consequently, HMCA would be indirectly affected by changes in medical insurance reimbursement policies, HMO policies, referral patterns, no-fault and workers compensation reimbursement levels and other factors affecting the profitability of a medical practice or MRI facility. The types of medical providers served by HMCA are (a) MRI facilities (b) primary care practices and (c) physical therapy and rehabilitation practices. There are approximately 20 MRI facilities served by HMCA located in New York, Florida and Georgia. The primary care practices served by HMCA consist of four offices in New York and the physical therapy and rehabilitation practices consist of eight offices located primarily in New York. Approximately 40% of HMCA's clients revenues are generated from the no-fault and personal injury protection claims. Although we do not know of any pending adverse development affecting these types of facilities, future changes in the reimbursement levels for MRI, primary care, workers compensation or no fault reimbursement, or changes in utilization policies for MRI or physical rehabilitation therapy could adversely affect the ability of HMCA's clients to pay HMCA's fees. In addition, HMCA depends on the ability of the medical practices and providers to attract and retain physicians and other professional staff.

8. The amortization of the goodwill on our balance sheet will reduce future profits.

     HMCA acquired businesses which were essentially service businesses for purchase prices based on earnings multiples rather than net tangible assets. As the historical cost of the assets was small relative to the purchase price, the consolidated balance sheet of Fonar, HMCA and Fonar's subsidiaries reflects a net carrying value of approximately $20.7 million in goodwill as at March 31, 2001. Before amortization, the aggregate amount of goodwill attributable to the acquisitions was approximately $23.4 million. Amortization of this goodwill, which is over a period of twenty (20) years, will reduce net profits by approximately $1.2 million annually. This is a non-cash annual expense.

9. Professional liability claims against HMCA or its clients may exceed insurance coverage levels.

     Although with one exception, HMCA does not provide medical services, it is possible that a patient suing one of HMCA's client medical practices or MRI facilities would also sue HMCA. In Florida, where the corporate practice of medicine is legally permissible, a subsidiary of HMCA in one case provides medical care through employee doctors and could be subject to professional liability claims in the event of malpractice. Neither HMCA nor its clients carry professional liability insurance but physicians working for HMCA's clients or for HMCA's subsidiaries are required to maintain professional liability insurance in the minimum amount of $1,000,000/$3,000,000. Such insurance would not cover HMCA or a client professional corporation, however, in the event a claim were made which was not covered by the physician's insurance. Claims in excess of insurance coverage might also have to be satisfied by HMCA or its clients if they were named as defendants.

10. We do not carry product liability insurance and would have to pay any claims from our revenues and capital resources.

     Fonar does not carry product liability insurance but is self-insured. Consequently, Fonar would have to pay from its own resources any valid products liability claim. To date, Fonar has not had to pay any such claims.

11. We are dependant upon the services of Dr. Damadian.

     Our success is greatly dependent upon the continued participation of Dr. Raymond V. Damadian, Fonar's founder, Chairman of the Board and President. Dr. Damadian has acted as our CEO since 1978 and will continue to do so for the foreseeable future. In addition to providing general supervision and direction, he provides active direction, supervision and management of our sales, marketing and research and development efforts. Loss of the services of Dr. Damadian would have a material adverse effect on our business. We do not have an employment or noncompetition agreement with Dr. Damadian. We do not currently carry "key man" life insurance on Dr. Damadian.

12. Dr. Raymond V. Damadian has voting control of Fonar; the management cannot be changed or the company sold without his agreement.

     Dr. Raymond V. Damadian, the President, Chairman of the Board and principal stockholder of Fonar is and will continue to be in control of Fonar and in a position to elect all of the directors of Fonar. As of March 31, 2001, there were outstanding 58,787,817 shares of common stock, having one vote per share, 4,211 shares of Class B common stock, having ten votes per share and 9,562,824 shares of Class C common stock, having 25 votes per share. Of these totals Dr. Damadian owned 2,488,274 shares of common stock and 9,561,174 shares of Class C common stock, giving him over 80% of the voting power of Fonar's voting stock. This means that the holders of the common stock will not be able to control decisions concerning any merger or sale of Fonar, the election of directors or the determination of business and management policy.

13. The dilution which may result from the payment of the debentures in common stock could be significant.

     The debentures can be converted at a price of $2.047 per share, which would result in 2,198,339 shares of common stock being issued. If, however, the market price for our common stock is less than $2.047 per share, then the holders will not convert and we will be left with the alternative of paying the debentures in shares of common stock valued, for the purpose of payment, at a discount from the then current market value for the common stock. This discounted value would be the lesser of (1) 90% of the average of the four lowest closing bid prices during the preceding calendar month or (2) the average of the four lowest closing bid prices during the preceding calendar month less $0.125. If for example, we were paying the debentures in June, 2001, then the approximate number of shares we would have to issue based on the formula would be 3,435,115 or approximately 56% more shares then would be issued on conversion. Since this alternative is based on market price, there is no limit on how low the determined value could be. Fonar does retain the option, however, to pay the debentures in cash if they are not converted.

14. The provisions of the debentures would subject Fonar's stockholders to further dilution if we were to issue common stock at prices below market or below the conversion price in the debentures.

     In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the debentures provide for an adjustment of the conversion price if Fonar issues shares of common stock at prices lower than the conversion price or the then prevailing market price. This means that if we need to raise equity financing at a time when the market price for Fonar's common stock is lower than the conversion price, or if we need to provide a new equity investor with a discount from the then prevailing market price, then the conversion price will be reduced and the dilution to stockholders increased.

15. The provisions of the warrants provide for reductions in the exercise price if we issue common stock at prices below market or below the warrant exercise prices.

     In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the warrants provide for a reduction of the exercise price if Fonar issues shares of common stock at prices lower than the exercise price or lower than the then prevailing market price. Although the number of shares issuable under the warrants will not change in this case, we would receive less in proceeds if the warrants were subsequently exercised.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     -    continued losses and cash flow deficits;

     - the continued availability of financing in the amounts, at the times and on the terms required to support our future business;

     -    uncertain market acceptance of our products; and

     -    reliance on key personnel.

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                                 USE OF PROCEEDS

     We cannot guarantee the amount of the proceeds we will receive in this offering. Whether the debentures will be converted or the warrants exercised will depend on the market price for Fonar's common stock. We have received $4.5 million from the issuance of the debentures. We will not receive any additional proceeds from any conversions. Whether we receive any proceeds from the warrants will depend on the market price of our common stock relative to the exercise price under the warrants.

     We intend to use the net proceeds of this offering, if any, for general corporate purposes, including working capital to fund operating losses, expenses and capital expenditures. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received in this offering. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds, if any, from this offering in short-term, interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

     All of the shares of common stock being offered by this prospectus will be issued upon the conversion or payment of our 4% convertible debentures due June 30, 2002 or upon the exercise of our outstanding purchase warrants and callable warrants.

     The debentures are convertible at the option of the holder at a price of $2.047 per share. If the holders decide not to convert, then we would still have the right to pay the debentures in shares of our common stock, but the stock would be valued at the lesser of a) 90% of the average of the four lowest closing bid prices during the preceding month or b) the average of the four lowest closing bid prices during the preceding calendar month less $0.125.

     This means that if the holders of the debenture elect not to covert because the market price for our common stock is less than the conversion price, the selection of the second alternative by Fonar will result in a significantly lower valuation of our shares and greater dilution to our stockholders than would be the case in a conversion.

     We received the $4.5 million upon the issuance of the debentures. Whether the debentures are converted or we elect to pay the debentures in stock, we will not receive additional proceeds.

     The purchase warrants cover 959,501 shares of common stock and have an exercise price of $1.801 per share. The exercise period extends to May 24, 2006. If all of the purchase warrants are exercised, we would receive proceeds in the approximate amount of $1.7 million.

     The callable warrants cover 2,000,000 shares of common stock and have a variable exercise price. Subject to a maximum price of $6.00 per share and a minimum price of $2.00 per share, the exercise price will be equal to the average closing bid price of Fonar's common stock for the full calendar month preceding the date of exercise. The exercise period extends to May 24, 2004. Since the exercise price varies, the amount of proceeds, if any, which we would receive cannot be predicted. At the minimum exercise price of $2.00 per share we would receive proceeds of $4 million.

         No proceeds can be expected to be received from the exercise of the warrants unless the market price of our common stock is higher than the applicable exercise prices.

     No commissions are payable by us or the holders of the debentures and the warrants in connection with a conversion or exercise.

     We have the option of redeeming up to 200,000 callable warrants per month at a price of $0.01 per underlying warrant share, if the average closing bid price of Fonar's common stock is greater than 115% of the warrant price in effect for five consecutive trading days in any calendar month. We also have the option of reducing the exercise price under the callable warrants to any lower exercise price that was previously in effect.

     The debentures and warrants provide for proportionate adjustments in the event of stock splits, stock dividends and reverse stock splits. In addition, the conversion and exercise prices will be reduced, with certain specified exceptions, if we issue shares at lower prices then the debenture conversion or warrant exercise prices, or less than market price for our common stock.

     The number of shares being registered, by the terms of the agreements with the Tail Wind Fund is two times the number of shares necessary to pay the debentures at the lower of the market price, as computed under the agreements or conversion price, plus the number of shares underlying the warrants.

     In connection with the issuance of the debentures to The Tail Wind Fund, we paid a placement fee to Roan Meyers, Inc. in the amount of $157,500. In addition, we issued 300,000 purchase warrants to Roan Meyers, Inc.

     Computershare Trust Company, Inc., formerly called American Securities Transfer & Trust, Inc., located at 12039 W. Alameda Parkway, Lakewood, Colorado 80228, is the transfer agent and registrar for our common stock.

                              SELLING STOCKHOLDERS

     Assuming that all 9,900,000 shares of common stock are issued to the owners of the debentures and warrants upon conversion and exercise, the following chart shows the owners and certain other information. The chart assumes that the owners will resell all the shares they receive.

Name of                  Shares To Be        Percentage      Shares Beneficially
Beneficial               Beneficially        of  Voting            Owned
Owner                 Owned and Offered         Power          After Offering
----------------      -----------------      ----------      -------------------
The Tail Wind             9,600,000            2.65%                  0
Fund Ltd.

Roan Meyers Inc.            300,000            0.09%                  0




     Certain legal matters with respect to the validity of the shares being offered by the prospectus will be passed upon by Henry T. Meyer, Esq., 110 Marcus Drive, Melville, New York 11747. Mr. Meyer is Fonar's General Counsel.

                                     Experts

     The consolidated financial statements and supplemental financial schedules contained in Fonar's latest annual report on Form 10-K, incorporated by reference into this prospectus, has been examined by Tabb Conigliaro & McGann, to the extent set forth in their report. Such financial statements and schedules were included therein in reliance upon their reports, given on their authority as experts in accounting and auditing. Subsequent to their report, Tabb Conigliaro & McGann merged into Grassi & Co., CPA's, P.C.

                                 INDEMNIFICATION

     The Delaware General Corporation Law and Fonar's by-laws provide for the indemnification of an officer or director under certain circumstances against reasonable expenses incurred in connection with the defense of any action brought against him by reason of his being a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons under Fonar's by-laws or the Delaware General Corporation Law, Fonar has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and
Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means:

     -    incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the Securities and Exchange Commission will automatically update and supersede this prospectus.

     We are incorporating by reference the documents listed below which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended June 30, 2000, which was filed on September 28, 2000;

     - Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, which was filed on May 14, 2001

     We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus but before the end of the offering:

     - Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

     - Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

     - Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

                                Fonar Corporation
                                110 Marcus Drive
                                Melville, New York  11747
                                Attention: Investor Relations
                                (631) 694-2929

 Part II

                     Information Not Required in prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.

                                AMOUNT TO BE PAID

SEC Registration Fee                                              $  2,362.02
Printing                                                            15,000.00
Legal Fees and Expenses                                             25,000.00
Accounting Fees and Expenses                                        15,000.00
Blue Sky Fees and Expenses                                          15,000.00
Transfer Agent and Registrar Fees                                    5,000.00
Miscellaneous                                                        1,000.00
                                                                  -----------
  Total...........................................................$ 78,362.01
                                                                  ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to us and our stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Our By-laws provide further that the corporation shall have the power to indemnify its other officers, employees and her agents as set forth in the Delaware Law. Such indemnification rights permit reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

          Item 16. Exhibits and Financial Statement Schedules

          Exhibits

          4.1  *  Specimen  Common  Stock  Certificate  incorporated  herein  by
               reference  to  Exhibit  4.1  to  the  Registrant's   registration
               statement on Form S-1, Commission File No. 33-13365.

          4.2 * Article Fourth of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

          4.3 Section A of Article FOURTH of the Certificate of Incorporation, as amended, of the Registrant. See Exhibits.

          4.4 * Form of 4% Convertible Debentures due June 30, 2002 incorporated herein by reference to Exhibit 4.1 of the Registrant's current report on For 8-K filed on June 11, 2001. Commission File No. 0-10248.

          4.5  * Form of Purchase Warrants  incorporated  herein by reference to
               Exhibit 4.2 of the Registrant's current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

          4.6  * Form of Callable Warrants  incorporated  herein by reference to
               Exhibit 4.3 of the Registrant's current reports on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

          5    Opinion of Counsel re: Legality. See Exhibits.

          10.1 * License Agreement between Fonar and Raymond V. Damadian incorporated herein by reference to Exhibit 10 (e) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248

          10.2 * 1993 Incentive Stock Option Plan incorporated herein by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

          10.3 * 1997 Non-Statutory Stock Option Plan incorporated herein by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No.: 333-27411.

          10.4 * 1997  Stock  Bonus Plan  incorporated  herein by  reference  to
               Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No: 333-27411

          10.5 * Stock Purchase Agreement, dated July 31, 1997 by and between U.S. Health Management Corporation , Raymond V. Damadian, M.D. MR Scanning Centers Management Company and Raymond V. Damadian, incorporated herein by reference to Exhibit 2.1 to the
               Registrant's  Form  8-K,  July  31,  1997,  Commission  File  No:
               0-10248.

          10.6 * Merger Agreement and Supplemental Agreement dated June 17, 1997 and Letter of Amendment dated June 27, 1997 by and among U.S. Health Management Corporation and Affordable Diagnostics Inc. et al., incorporated herein by reference to Exhibit 2.1 to the Registrant's 8-K, June 30, 1997, Commission File No: 0-10248.

          10.7 * Stock Purchase Agreement dated March 20, 1998 by and among Health Management Corporation of America, Fonar Corporation, Giovanni Marciano, Glenn Muraca et al., incorporated herein by reference to Exhibit 2.1 to the Registrant's 8-K, March 20, 1998, Commission File No: 0-10248.

          10.8 * Stock Purchase Agreement dated August 20, 1998 by and among Health Management Corporation of America, Fonar Corporation, Stuart Blumberg and Steven Jonas, incorporated herein by reference to Exhibit 2 to the Registrant's 8-K, September 3, 1998, Commission File No. 0-10248.

          10.9 * Purchase Agreement dated May 24, 2001 by and between Fonar and The Tail Wind Fund Ltd. incorporated herein by reference to
               Exhibit 10.1 to the Registrant's current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

          10.10*Registration  Rights  Agreement  dated May 24, 2001 by and among
               Fonar, The Tail Wind Fund, Ltd. and Roan Meyers, Inc. incorporated herein by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

          23.1 Consent  of  Grassi  &  Co.,  CPA's,   P.C.,   Certified   Public
               Accountants. See Exhibits.

          23.2 (Consent of Counsel is included in Exhibit 5).


          *    Exhibits incorporated by reference.

          Financial Statement Schedules

          None

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 25, 2001.

Dated:  June 25, 2001

                                                   FONAR CORPORATION



                                                   By:  /s/ Raymond V. Damadian
                                                        Raymond V. Damadian,
                                                        President

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                         Title                          Date
-----------------------           -------------------            -------------

/s/ Raymond V. Damadian           Chairman of the
                                  Board of Directors,
-----------------------
Raymond V. Damadian               President and a
                                  Director (Principal            June 25, 2001
                                  Executive Officer)

/s/ Claudette J.V. Chan           Director                       June 25, 2001
-----------------------
Claudette J.V. Chan

/s/ Robert J. Janoff              Director                       June 25, 2001
--------------------
Robert J. Janoff

/s/ Charles N. O'Data             Director                       June 25, 2001
---------------------
Charles N. O'Data

/s/ Luis E. Todd                  Director                       June 25, 2001
----------------
Luis E. Todd